Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Anavex Life Sciences Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2022 Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	10,000,000	$9.06(2)	$90,600,000	0.0000927	$8,398.62

Total Offering Amounts					$90,600,000		—

Total Fees Previously Paid					—		—

Total Fee Offsets					—		—

Net Fee Due					—		$8,398.62

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall be deemed to cover any additional shares of Common Stock, $0.001 par value per share (the “Common Stock”) of Anavex Life Sciences Corp. (the “Company”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s Common Stock, as applicable.

(2)	Estimated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on June 8, 2022.